Exhibit 10.1

Sumitomo Dainippon Pharma, Co. Ltd.

October 31, 2019

Dear Urovant Sciences Board Members:

Sumitomo Dainippon Pharma, Co., Ltd. (DSP) proposes to obtain the approval of the Urovant Sciences Ltd. (Urovant) Board of the transactions described in the publicly announced Memorandum of Understanding entered into by Roivant Sciences Ltd. (Roivant) and DSP.  As provided in the Memorandum of Understanding, DSP, or an entity that will become a subsidiary of DSP (DSP or such entity, the Acquiring Entity), will acquire Roivant Science’s ownership interest in Urovant and become a significant shareholder of Urovant (the Transactions).  Additionally, as provided below, the Acquiring Entity would obtain the right to appoint a majority of the members of the Urovant Board. We believe that Urovant Board approval of the Transactions would be beneficial to both Urovant and DSP and would signal to each of our various stakeholders the mutual outstanding benefits to be derived as a result of the Transactions.

In this regard, and in order to induce DSP to enter into the Transactions and Urovant to approve the Transactions, DSP proposes that the following actions be taken:

Urovant Board Approval: Prior to DSP’s execution of the definitive agreements with Roivant in connection with the Transactions (the Definitive Agreements), the Urovant Board will approve:

•	and Urovant will execute and deliver, this letter agreement; and
•

the Transactions, including the transactions through which the Acquiring Entity will acquire Roivant’s interest in Urovant, for purposes of exempting the Acquiring Entity from the limitations on Business Combinations under Bye-law 80 of the Amended and Restated Bye-Laws of Urovant.  For clarity, the Urovant Board will also take such action as necessary to ensure that the restrictions contained in Bye-law 80.1 do not apply to the Acquiring Entity as a result of the satisfaction of the pre-conditions set forth in Bye-law 80.1(b)(ii).

Urovant Board Composition: Prior to the Closing, Roivant will replace the current Roivant Directors with two directors to be selected by DSP (who shall, prior to the Closing, constitute “Roivant Directors” under the Urovant Bye-Laws) and the Urovant Board shall approve an amendment to the Urovant Bye-Laws that provides DSP with the current rights of Roivant under the “Directors and Officers” section of the Urovant Bye-Laws, provided that the “Trigger Date” shall be defined as the first date on which DSP (together with any parent or wholly owned subsidiary thereof) ceases to hold at least a majority of the aggregate voting rights attached to issued and outstanding shares.

Loan Agreement:  At or promptly following the Closing, Urovant and DSP will enter into a secured low-interest Loan Agreement under which DSP will commit to provide Urovant a five year term loan facility of up to US$200 million on mutually agreed terms with amounts under the facility to be drawn not more often than quarterly and to be used solely to fund Urovant’s working capital needs (the Loan Facility).  All amounts drawn under the Loan Facility will be subject to customary conditions precedent and pre-approval by the Urovant Board of Urovant’s proposed quarterly working capital needs.  Proceeds of such borrowing will be solely utilized to fund the Urovant Board-approved annual operating budgets. Urovant will provide DSP with the Board-approved budgets for Urovant on an annual basis and, to the extent revised, before any amounts under the Loan Facility are funded to Urovant.  No repayments shall be due from Urovant under the Loan Agreement until  the end of the Facility term.

Access to Commercial Infrastructure: Following the Closing and upon Urovant’s request, DSP and Urovant will discuss, in good faith, terms on which DSP will provide Urovant with access to DSP’s U.S. commercial infrastructure and operational support so as to leverage Urovant’s path toward product commercialization and operational efficiencies.

Pre-Closing Operating Covenants: Upon DSP’s and Roivant’s execution of the Definitive Agreements and until the Closing (as defined in the Definitive Agreements), Urovant will comply with the interim operating covenants contained in the Definitive Agreements as though Urovant was a party thereto.

Investor Rights Agreement: At the Closing, Urovant and the Acquiring Entity will enter into an Investor Rights Agreement that contains the following provisions:

1.

Registration and Information Rights.  Urovant will provide the Acquiring Entity with customary registration rights and, subject to customary confidentiality provisions, customary information rights.  The Acquiring Entity will hold such rights until such time as it and its affiliates collectively hold less than 10% of Urovant’s outstanding shares.

2.	Independent Directors and Audit Committee: Following the Closing, and so long as the Acquiring Entity has the ability to appoint or elect a majority of the members of the Urovant Board:
•

the Urovant Board will include a minimum of three directors who each meet the definition of “independent director” as is required by NASDAQ Global Market rules, who are independent of DSP and the Acquiring Entity (the Independent Directors) and at least one of which is a financial expert.

•	For clarity, the Urovant Board has determined that each of Dr. Sef Kurstjens, Pierre Legault, and James Robinson are Independent Directors;
•	These three Independent Directors (“Audit Committee Independent Directors”) will comprise the audit committee of the Urovant Board until such time as their removal or resignation as provided herein;
•	One of such Audit Committee Independent Directors – Mr. Legault – will serve as the Lead Independent Director for the Urovant Board;
•

At each shareholder meeting at which directors are elected to the Urovant Board, the Acquiring Entity will vote all of its shares of Urovant on a proportionate basis consistent with the manner in which Urovant shares that are not beneficially owned by DSP or its affiliates are voted with respect to the election of Audit Committee Independent Directors; and
•

The Acquiring Entity shall not remove any of the Audit Committee Independent Directors from office unless it obtains the approval of the holders of a majority of the shares that are not beneficially owned by DSP or its affiliates.

3.

Urovant Actions Requiring Audit Committee Independent Director Approval:  Until such time as DSP or its affiliates hold less than 50% of the outstanding voting power of Urovant, DSP and its affiliates will not be permitted to cause Urovant to take or commit to taking the following actions without prior approval of the Audit Committee Independent Directors:

•

Participation in specified “related-party transactions” between Urovant and DSP or any affiliate of DSP (other than pursuant to the Loan Agreement in accordance with its terms), and consistent with Urovant’s existing Related Person Transactions Policy;

•

Any modification or waiver of the Investor Rights Agreement to expand the Acquiring Entity’s rights thereunder.  For clarity, as noted in the Standstill section below, the “majority of the minority” approval requirement cannot be amended or waived without the approval of a “majority of the minority” of Urovant’s shareholders.

4.

Standstill:  Until such time as DSP or its affiliates hold less than 50% of the outstanding voting power of Urovant, any transaction proposed by DSP or its affiliates that would cause DSP or its affiliates to hold beneficial ownership of greater than 76% of the outstanding voting power of Urovant must be:

•

made on a confidential basis to the Audit Committee Independent Directors; provided that after the two year anniversary of the Closing, this requirement will only require a period of confidential discussions with the Independent Directors prior to making a public announcement thereof and shall except disclosures that are required by law;

•	until the two year anniversary of the Closing, subject to approval by a majority of the Audit Committee Independent Directors, and
•

subject to a non-waivable condition requiring approval or acceptance by the holders of a majority of the Urovant shares voting and that are not beneficially owned by DSP or its affiliates; provided, however, that for purposes of this provision only, the reference to 76% shall be replaced with 80%.

In order to facilitate these arrangements, the parties intend for Roivant to be a beneficiary of this letter.

We are very pleased to join teams with Urovant as we work together to ensure the commercial success of vibegron and the growth of Urovant.

Sincerely Yours,

/s/ Hiroshi Nomura

Hiroshi Nomura

Representative Director,

President and CEO

ACCEPTED AND AGREED

UROVANT SCIENCES LTD.

By :/s/ Keith A. Katkin

Name :Keith A. Katkin

Title :Principal Executive Officer